Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations Crocker Coulson, President 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 crocker.coulson@ccgir.com	Applied Imaging Corp. Terry Griffin, Chief Financial Officer 120 Baytech Drive, San Jose, CA 95134 (408) 719-6417 tgriffin@aicorp.com

FOR IMMEDIATE RELEASE:

Applied Imaging Appoints Burr, Pilger & Mayer LLP to Serve as its

Independent Registered Public Accounting Firm

San Jose, CA, May 6, 2005 – Applied Imaging Corp. (Nasdaq SC: AICXE) today announced that the Audit Committee of its Board of Directors has appointed Burr, Pilger & Mayer LLP to serve as the Company’s new independent registered public accounting firm.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and pathology laboratories. The Company develops, manufactures and markets a range of scanning and image analysis systems for both conventional (brightfield) and fluorescent microscopic analysis of cellular and tissue specimens. Products are sold to hospital laboratories, cancer centers, prenatal clinics and research institutions for both research and clinical purposes. The Company has installed over 3,500 of its systems in over 1000 laboratories in more than 60 countries around the world. Beyond its core business, through its wholly-owned subsidiary, CTC, Inc., the Company is also developing a system for the detection, quantification and characterization of tumor cells in the blood of cancer patients. More information about Applied Imaging can be found at http://www.aicorp.com.